Exhibit 99.1

NEOSE TECHNOLOGIES, INC.
102 Witmer Road, Horsham, PA 19044  215.315.9000  fax:215.315.9100
email: info@neose.com   www.neose.com

Neose Technologies and MacroGenics Sign Research Collaboration and
License Agreement

Horsham, PA, and Rockville, MD, April 26, 2004.  Neose Technologies, Inc. (Nasdaq NM: NTEC) and MacroGenics, Inc. announced today that the companies have entered into a research collaboration and license agreement on multiple monoclonal antibodies.  Neose will apply its GlycoAdvance™ and GlycoPEGylation™ technologies to MacroGenics compounds with the goal of improving the therapeutic properties of these proteins.

MacroGenics has the right to take a limited number of remodeled compounds into development.  Following the initial research phase, MacroGenics will be responsible for funding the further development of these licensed compounds under an exclusive license from Neose.  In exchange, Neose will be entitled to receive various option fee, milestone, and royalty payments as products are developed and commercialized under the agreement.

“We are impressed with MacroGenics’ expertise in the antibody field and look forward to working with them.  They have important new technology for the development and modification of monoclonal antibodies, particularly in the Fc region, and we believe that combining our technologies may yield more effective new treatments for chronic diseases,” said C. Boyd Clarke, Neose president, chief executive officer and chairman.

“We are excited by the potential therapeutic improvements that can be made to our monoclonal antibodies utilizing Neose’s GlycoAdvance and GlycoPEGylation technologies,” said Scott Koenig, M.D., Ph.D., president and chief executive officer of MacroGenics.

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies.  By applying its GlycoAdvance and GlycoPEGylation technologies, Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy.  These second generation

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proteins are expected to offer significant advantages, such as less frequent dosing and improved safety and efficacy.  In addition to developing its own products or co-developing products with others, Neose is entering into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

MacroGenics is a privately funded company focused on the development, manufacture and commercialization of biotechnology products including immunotherapeutics for cancer, infectious diseases, and autoimmune disorders.  MacroGenics’ core platform involves antibody receptor –related technologies which are employed to improve the ways cytotoxic antibodies mediate cell killing for the treatment of cancers and  to prevent autoantibodies from triggering disease in autoimmunity.

CONTACTS:

Neose Technologies, Inc.
Robert I. Kriebel
Sr. Vice President and Chief Financial Officer
Barbara Krauter
Manager, Investor Relations
(215) 315-9000

For more information, please visit www.neose.com.

MacroGenics Inc.
Michael Richman
Exec. Vice President and Chief Operating Officer
(301) 251-5172

For more information, please visit www.macrogenics.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2003, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.